Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated as of June 14, 2007, between CALVIN KLEIN, INC., a New York corporation (“CKI”, together with its affiliates, including, without limitation, its parent corporation, Phillips-Van Heusen Corporation (the “Company”; the Company shall refer to CKI or Phillips-Van Heusen Corporation (“PVH”) or PVH and its affiliates and subsidiaries, including CKI, collectively, as the context may require), and PAUL THOMAS MURRY (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company has previously entered into an Employment Agreement with the Executive, dated as of January 1, 2004 (the “Existing Agreement”), and, in connection with the Executive’s promotion to the Company’s operating committee, desires to amend and restate the Existing Agreement so as to ensure that the Executive is retained on a full-time basis in accordance with the terms set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on the terms and conditions set forth herein, and agrees that this Agreement shall amend and supercede the terms and conditions of the Existing Agreement effective as of the Effective Date (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.

Employment.

(a)

Effective Date.  This Agreement shall be effective as of March 9, 2006, the date on which the Executive’s promotion was made (the “Effective Date”).

(b)

Employment Period.  The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in accordance with the terms and conditions hereof.  The Executive shall be an employee at will and this Agreement shall not constitute a guarantee of employment.  Each of the parties acknowledges and agrees that either party may terminate the Executive’s employment at any time, for any reason, with or without Cause (as defined in Section 3(a)).  The period commencing on the Effective Date and ending on the effective date of the termination of the Executive’s employment is hereinafter referred to as the “Employment Period.”

(c)

Position and Duties.   (i)  During the Employment Period, (A) the Executive shall serve as President and Chief Operating Officer of CKI, with such duties and responsibilities as shall from time to time be assigned to him and as are consistent and commensurate with his title and position, and (B) the Executive’s services shall be performed at the Company’s headquarters in New York, New York as of the Effective Date or such other location as may be mutually agreed between the Company and the Executive, except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business.

(ii)

During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time (with business time determined in accordance with the Company’s usual and customary standards for its senior executives) to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and conscientiously such responsibilities.  During the Employment Period, the Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic and charitable boards and to manage his personal and family investments, in each case, to the extent such activities do not materially interfere, in the reasonable judgment of PVH’s Board of Directors (which, for purposes of this Agreement, includes any committee thereof, unless the context requires otherwise (the “Board”)), with the performance of his duties for the Company and are otherwise consistent with the Company’s governance policies.

2.

Compensation.

(a)

Base Salary.  During the Employment Period, the Company shall pay the Executive a salary at the annual rate of $850,000 (“Base Salary”), payable in accordance with the normal payroll procedures of the Company in effect from time to time.  The Executive’s Base Salary shall be reviewed for increase at least annually by the Board pursuant to its normal performance review policies for senior executives.  Base Salary shall not be reduced after any increase, and the term Base Salary as utilized in this Agreement shall refer to the Executive’s annual base salary as then in effect.

(b)

Incentive and Bonus Compensation.  The Executive shall be eligible to participate in the Company’s existing and future bonus and stock option plans and other incentive compensation programs for similarly situated executives (collectively, “Plans”), to the extent that the Executive is qualified to participate in any such Plan under the generally applicable provisions thereof in effect from time to time.  Such eligibility is not a guarantee of participation in or of the receipt of any award, payment or other compensation under any Plan.  To the extent the Executive does participate in a Plan and the Plan does not expressly provide otherwise, the Chief Executive Officer of PVH and/or the Board, as appropriate, may determine all terms of participation (including, without limitation, the type and size of any award, payment or other compensation and the timing and conditions of receipt thereof by the Executive) in the Chief Executive Officer’s or the Board’s sole and absolute discretion.  Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any and all Plans in its sole and absolute discretion.  Except as otherwise provided herein, the terms of each Plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof.  Without limiting the generality of the foregoing, the definition of “Cause” hereunder shall not supersede the definition of “cause” in any Plan (unless the Plan expressly defers to the definition of “cause” under an executive’s employment agreement) and any rights of the Executive hereunder upon and subsequent to the termination of the Executive’s employment shall be in addition to, and not in lieu of, any right of the Executive under any Plan then in effect upon or subsequent to a termination of employment.

(c)

Benefits.  The Executive shall be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives (including any savings, retirement, life, health and disability plans), to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time.  Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any such plan in its sole and absolute discretion.  Except as otherwise provided herein, the terms of each such plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof.

(d)

Expenses.  The Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of the Executive’s duties hereunder in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof.

3.

Termination of Employment.  The Executive’s employment hereunder shall terminate, or shall be subject to termination at any time, as described in this Section 3.  A termination of employment shall mean that the Executive has ceased to provide any services as an employee of the Company.

(a)

Termination for Cause by the Company.  The Company may terminate the Executive’s employment with the Company at any time for Cause.  Upon such termination, the Company shall have no further obligation to the Executive hereunder except for the payment or provision, as applicable, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company or any affiliate thereof (other than any severance plan or policy) as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination (“Other Benefits”).  For the avoidance of doubt, the Executive shall have no right to receive any amounts under the Company’s severance policy upon his termination for Cause.

(i)

For purposes of this Agreement, “Cause” shall mean:  (1) gross negligence or willful misconduct, as the case may be, in the performance of the material responsibilities of the Executive’s office or position, which results in material economic harm to the Company or its affiliates or in reputational harm causing demonstrable injury to the Company or its affiliates; (2) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or any affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Company that specifically identifies the manner in which the Board or the Company believes that the Executive has not substantially performed the Executive’s duties; (3) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation); (4) the Executive having willfully divulged, furnished or made accessible to anyone other than the Company, its directors, officers, employees, auditors and legal advisors, otherwise than in the ordinary course of business, any Confidential Information (as hereinafter defined); or (5) any act or failure to act by the Executive, which, under the provisions of applicable law, disqualifies the Executive from acting in any or all capacities in which he is then acting for the Company.

(ii)

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or the Chief Executive Officer of PVH or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The Executive’s employment shall not be terminated for “Cause” within the meaning of clause (1) or (2) above, unless the Executive has been given notice stating the basis for such termination and he is given 20 days to cure the neglect or conduct that is the basis of any such determination.  The Board or the Company shall determine whether the Executive has cured such neglect or conduct.

(b)

Termination without Cause by the Company or for Good Reason by the Executive Prior to a Change in Control.  The Company may also terminate the Executive’s employment with the Company at any time without Cause, and the Executive may terminate his employment with the Company at any time for Good Reason (as defined in Section 3(f)(i)(B)).

(i)

If the Company terminates the Executive’s services without Cause or the Executive terminates his employment with the Company for Good Reason, other than during the two-year period following a Change in Control (as defined in Section 3(f)(i)(A)), the Executive shall be entitled to receive from the Company (W) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (X) all unreimbursed expenses (if any), subject to Section 2(d), (Y) an aggregate amount (the “Severance Amount”) equal to one and a half (1.5) times the average annual Cash Compensation (as hereinafter defined) paid to and/or accrued with respect to the Executive during the two completed fiscal years of the Company immediately preceding the date of such termination, and (Z) the payment or provision of any Other Benefits.  For purposes of this Agreement, “Cash Compensation” shall mean only annual base salary and annual cash bonus (if any) and, for the avoidance of doubt, shall not include any payouts under any long-term incentive Plan.  The Severance Amount shall be paid in 36 substantially equal payments and on the same schedule that Base Salary was paid immediately prior to the Executive’s date of termination, commencing on the first such scheduled payroll date that occurs on or following the date that is 30 days after the Executive’s termination of employment, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a).  Each such installment payment shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2).  If the Executive is a “specified employee,” as determined under the Company’s policy for determining specified employees  on the date on which he separates from service, all payments of the Severance Amount (other than payments that satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(a)(4), or that are treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v)) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the

Executive’s separation from service.  The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period.  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on all payments not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid with the first payment after such six-month period.  Notwithstanding the foregoing, payments delayed pursuant to this six-month delay requirement shall commence earlier in the event of the Executive’s death prior to the end of the six-month period.  For purposes hereof, the Executive shall have a “separation from service” upon his death or other termination of employment for any reason.

(ii)

In addition, if the Company terminates the Executive’s employment with the Company without Cause or the Executive terminates his employment with the Company for Good Reason, then the Company shall also provide to the Executive, during the 18-month period following the Executive’s date of termination, medical, dental, life and disability insurance coverage for the Executive and the members of his family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of his family immediately prior to such termination of employment; provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such period, but the Executive shall not have any obligation to seek or accept employment during such period, whether or not any such employment would provide comparable medical and dental insurance coverage; and provided further, however, that the Executive shall be obligated to pay an amount equal to the active employee contribution, if any, for each such coverage.  For the avoidance of doubt, the payment of the Severance Amount shall be in lieu of any amounts payable under the Company’s severance policy (as then in effect) and the Executive hereby waives any and all rights thereunder.

(c)

Termination by Voluntary Resignation (without Good Reason) by the Executive.  The Executive may terminate his employment with the Company without Good Reason at any time by voluntary resignation.  Upon such termination, the Company shall have no further obligation to the Executive hereunder except for the payment of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) the payment or provision of any Other Benefits.  Notwithstanding the foregoing, the Executive shall provide no less than 90 days’ prior written notice of the effective date of his resignation (other than for Good Reason).  The Company shall continue to pay the Executive his Base Salary during such 90-day period.  The Executive acknowledges and agrees that the Company may elect to place the Executive on paid leave for all or any part of such 90-day period.  Notwithstanding the foregoing, the Company, in its sole and absolute discretion, may waive the requirement for prior notice of the Executive’s resignation or decrease the notice period, in which event the Company shall have no continuing obligation to pay the Executive’s Base Salary or shall only have such obligation with respect to the shortened period, as the case may be.

(d)

Disability.  The Executive’s employment shall be terminable by the Company, subject to applicable law and the Company’s short-term and long-term disability policies then in effect, if the Executive becomes physically or mentally disabled, whether totally or partially, such that he is prevented from performing his usual duties and services hereunder for a period of 180 consecutive days as determined by a medical doctor selected by the Company and reasonably acceptable to the Executive or his legal representative  (“Disability”).  If the Executive’s employment is terminated by the Company due to his Disability, the Company shall have no further obligation to the Executive hereunder, except for the payment to the Executive or his legal guardian or representative, as appropriate, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) the payment or provision of any Other Benefits.

(e)

Death.  If the Executive shall die during the Employment Period, this Agreement shall terminate on the date of the Executive’s death and the Company shall have no further obligation to the Executive hereunder except for the payment to the Executive’s estate of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d) and (iii) the payment or provision of any Other Benefits.

(f)

Termination by the Company without Cause or by the Executive For Good Reason Subsequent to a Change in Control.

(i)

For purposes of this Agreement, the following terms shall have the meanings set forth below:

(A)

“Change in Control” shall be deemed to occur upon the first to occur of the following events:

(1)

Any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a “person” who as of the Effective Date was the owner of at least 8% of the combined voting power of the then-outstanding voting securities of PVH entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), becomes (A) a “beneficial owner,” as such term is used in Rule 13d-3 of the Exchange Act, of at least one-quarter but less than one-half of the Outstanding Company Voting Securities, unless such acquisition has been approved within thirty (30) days thereafter by at least a majority of the Incumbent Board (as defined in clause (2) below taking into account the provisos), or (B) a “beneficial owner,” as such term is used in Rule 13d-3 of the Exchange Act, of at least one-half of the Outstanding Company Voting Securities; provided, however, that, for purposes of this Section 3(f)(i)(A)(1), the following acquisitions shall not constitute a Change in Control:  (I) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, or (IV) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 3(f)(i)(A)(3) below;

(2)

Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(3)

Consummation of a reorganization, merger, consolidation or a sale or other disposition of all or substantially all of the assets of PVH (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding shares of common stock of PVH (the “Outstanding Company Common Stock”) and the Outstanding Company Voting Securities, immediately prior to such  Business Combination, beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns PVH or all or substantially all of PVH’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination, whichever occurs first; or

(4)

The approval by the stockholders of PVH of a complete liquidation or dissolution of PVH.

(B)

“Good Reason” shall mean the occurrence of any of the following events or circumstances without the Executive’s prior written consent:

(1)

the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(c) (or following a Change in Control, as in effect immediately prior to such Change in Control), or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive and the assignment of additional or alternate duties or responsibilities to the Executive in connection with his professional development or the reallocation of some of the Executive’s duties or responsibilities to other executives of the Company in connection with the evolution of the Executive’s position;

(2)

a reduction of the Executive’s Base Salary;

(3)

the taking of any action by the Company that substantially diminishes (A) the aggregate value of the Executive’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to the Executive pursuant to the Company’s employee benefit and insurance plans as in effect on the Effective Date (or, following a Change in Control, as in effect immediately prior to such Change in Control);

(4)

the Company requiring that the Executive’s services be rendered primarily at a location or locations more than 35 miles from the location set forth in Section 1(c), except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business; or

(5)

the failure of the Company to require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(ii)

If within two years after the occurrence of a Change in Control, the Executive terminates his employment with the Company for Good Reason or the Company terminates the Executive’s employment for any reason other than death, Disability or Cause, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, the Executive shall be entitled to receive from the Company (A) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (B) all unreimbursed expenses (if any), subject to Section 2(d), (C) an aggregate amount equal to two times the average annual Cash Compensation paid to and/or accrued with respect to the Executive during the two completed fiscal years of the Company immediately preceding the date of such termination, and (D) the payment or provision of any Other Benefits.  The severance amount described in clause (C) of the immediately preceding sentence shall be paid in a lump sum on the first scheduled payroll date (in accordance with the Company’s payroll schedule in effect for the Executive immediately prior to such termination) that occurs on or following the date that is 30 days after the Executive’s termination of employment; provided, however, that  the payment of such severance amount is subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a). If the Executive is a “specified employee,” as determined under the Company’s policy for determining specified employees on the date on which he separates from service, the lump sum amount described in clause (C) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service (unless such amount shall satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(a)(4)).  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on such amount during the six-month period and shall be paid at the same time at which the lump sum payment is made.  Notwithstanding the foregoing, a payment delayed pursuant to the preceding two sentences shall commence earlier in the event of the Executive’s death prior to the end of the six-month period. Upon the termination of employment with the Company for Good Reason by the Executive or upon the involuntary termination of employment with the Company of the Executive for any reason other than death, Disability or Cause, in either case within two years after the occurrence of a Change in Control, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, shall also provide, for the period of two consecutive years commencing on the date of such termination of employment, medical, dental, life and disability insurance coverage for the Executive and the members of his family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of his family either immediately prior to such termination of employment or immediately prior to the occurrence of such Change in Control, whichever is greater; provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such two-year period, but the Executive shall not have any obligation to seek or accept employment during such two-year period, whether or not any such employment would provide comparable medical, dental, life and disability insurance coverage.  For the avoidance of doubt, the amounts payable under clause (C) of this Section 3(f)(ii) as severance shall be in lieu of any amounts payable under the Company’s severance policy and the Executive hereby waives any and all rights thereunder.

(iii)

Certain Additional Payments by the Company.

(A)  In the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3(f)(iii)) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(B)

Subject to the provisions of Section 3(f)(iii)(C), all determinations required to be made under this Section 3(f)(iii), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s auditors or such other nationally recognized certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 3(f)(iii), shall be paid by the Company to the Executive in accordance with Section 3(f)(iii)(F).  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Section 3(f)(iii)(C) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Executive in accordance with Section 3(f)(iii)(F).

(C)

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than ten business days after the Executive is informed in writing of such claim.  The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(1)

give the Company any information reasonably requested by the Company relating to such claim,

(2)

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)

cooperate with the Company in good faith in order effectively to contest such claim, and

(4)

permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 3(f)(iii), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and, provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(D)

If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 3(f)(iii)(C), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 3(f)(iii)(C), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 3(f)(iii)(C), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(E)

Notwithstanding any other provision of this Section 3(f)(iii), the Company may, in its sole discretion, withhold and pay to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(F)

Any Gross-Up Payment or reimbursement by the Company of expenses incurred by the Executive in connection with a tax audit or litigation relating to the Excise Tax, as provided for in this Section 3(f)(iii), shall be paid no later than the last day of the calendar year following the calendar year in which the Executive remitted the Excise Tax or, if no Excise Tax is paid, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.  Furthermore, if the Executive is a “specified employee,” as determined under the Company’s policy for determining specified employees, on the date on which he separates from service, any Gross-Up Payment or reimbursement by the Company as required by this Section 3(f)(iii) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service (unless such amount shall satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(a)(4)).  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on such amount during the six-month period and shall be paid at the same time at which such Gross-Up Payment or reimbursement is made.  Notwithstanding the foregoing, a payment delayed pursuant to the preceding two sentences shall commence earlier in the event of the Executive’s death prior to the end of the six-month period.

(g)

Notice of Termination.  Any termination by the Company or by the Executive, other than a termination by reason of the Executive’s death, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 7(c).  “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the date of termination.

(h)

Date of Termination.  For purposes of this Agreement the Executive’s date of termination of employment shall be (i) if the Executive’s employment is terminated by the Company with or without Cause, by the Executive for Good Reason, or due to the Executive’s Disability, the date of termination shall be the date on which the other party receives the Notice of Termination, unless a later date is mutually agreed, (ii) if the Executive’s employment is terminated by the Executive other than for Good Reason, the 90th day following the Company’s receipt of the Notice of Termination, unless the Company waives or reduces such period as provided in Section 3(c), and (iii) if the Executive’s employment is terminated by reason of death, the date of termination shall be the date of death.

(i)

Resignation.  Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, effective as of the date of termination, from any positions that the Executive holds with the Company and its affiliates, the Board (and any committees thereof), unless the Board requests otherwise and the Executive agrees, and the board of directors (and any committees thereof) of any of the Company’s subsidiaries and affiliates.

4.

Effect of Termination.  (a)  Full Settlement.  The amounts paid to the Executive pursuant to Section 3(b) or 3(f)(ii), as applicable, following termination of his employment shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims he may have with respect to his employment by the Company and the termination thereof, other than as expressly provided in Section 2(b).  Such amounts shall constitute liquidated damages with respect to any and all such rights and claims.  In consideration of the Executive’s receipt thereof, the Executive shall execute a release in favor of the Company, substantially in the form of Exhibit A hereto.  Pursuant to said release, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement and otherwise in connection with the Executive’s employment with the Company and the termination thereof, including, without limitation, any claims arising under federal, state or local labor, employment and employment discrimination laws, but excluding claims with respect to this Agreement and any Plan.   The payments and provision of benefits to the Executive required by Sections 3(b) and 3(f)(ii), other than amounts that are required to be paid to the Executive under applicable law,  shall be conditioned upon the Executive’s delivery (and non-revocation prior to the expiration of the revocation period contained in the release) of such release in favor of the Company, provided that such conditions are met on or before the date that is 30 days after the date of the Executive’s termination of employment.  If such conditions are not met by such date, the Executive shall forfeit such payments and benefits.  Notwithstanding the foregoing, nothing herein shall be construed to release the Company from its obligations to indemnify the Executive (as set forth in Section 7(h)).

(b)

No Duplication; No Mitigation; Limited Offset.  In no event shall the Executive be entitled to duplicate payments or benefits under different provisions of this Agreement or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates.  In the event of any termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and, there shall be no offset against amounts due the Executive under this Agreement or pursuant to any plan of the Company or any of its affiliates on account of any remuneration attributable to any subsequent employment or any claim asserted by the Company or any of its affiliates, except with respect to the continuation of benefits under Sections 3(b) and 3(f)(ii), which shall terminate immediately upon obtaining comparable coverage from another employer.

5.

Restrictive Covenants.

(a)

Confidentiality.  The Executive recognizes that any knowledge and information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, vendor and customer lists and information, employee lists and information, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, and other financial, commercial, business and technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used, other than for the benefit of the Company, at any time.  The Executive further agrees that at any time during the Employment Period or thereafter he will not divulge to anyone (other than the Company or any person employed or designated by the Company), publish or make use of any Confidential Information without the prior written consent of the Company, except as (and only to the extent) (i) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the reasonable opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 5(a).  The Executive further agrees that following the termination of the Employment Period for whatever reason, (A) the Company shall keep all tangible property assigned to the Executive or prepared by the Executive and (B) the Executive shall not misappropriate or infringe upon the Confidential Information of the Company (including the recreation or reconstruction of Confidential Information from memory).

(b)

Non-Interference.  The Executive acknowledges that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company.  The Executive acknowledges that by virtue of his employment with the Company, he has gained or may gain knowledge of such information concerning the Company’s vendors and customers (respectively “Vendor Information” or “Customer Information”), and that he would inevitably have to draw on this Vendor Information and Customer Information and on other Confidential Information if he were to solicit or service the Company’s vendors or customers on behalf of a competing business enterprise.  Accordingly, and subject to the immediately following sentence, the Executive agrees that during the Employment Period and for a period of 18 months following the termination thereof, other than by reason of a termination by the Company without Cause or by the Executive for Good Reason, the Executive will not, on behalf of himself or any other person, other than the Company, directly or indirectly do business with, solicit the business of, or perform any services for any actual vendor or customer of the Company, any person that has been a vendor or customer of the Company within the 12-month period preceding such termination or any actively solicited prospective vendor or customer as to whom or which the Executive provided any services or as to whom or which the Executive has knowledge of Vendor Information, Customer Information or Confidential Information. The foregoing restrictive covenant shall only apply to business activities engaged in by the Executive on behalf of himself or any other person that are directly competitive with those of the operating divisions of the Company in which the Executive has worked or over which he has or has had supervisory responsibility, in terms of channels of distribution, types of products, gender for which the products have been designed and similarity of price range.  In addition, the Executive agrees that, during the Employment Period and such 18-month period thereafter, he will not, directly or indirectly, seek to encourage or induce any such vendor or customer to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its vendors and customers, except in the ordinary course of the Company’s business.

(c)

Non-Competition.  The Executive agrees that, during the Employment Period and for a period of 12 months following his termination of employment, other than upon a termination by the Company without Cause or by the Executive for Good Reason, the Executive shall not, without the prior written consent of the Company, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, engage in any business of, provide services to, enter the employ of, or have any interest in, any other person, firm, corporation or other entity that is engaged in a business that is in competition with the primary businesses or products of the Company as of the Executive’s date of termination (following a Change in Control, such businesses or products shall be limited to those in which the Executive has worked or over which he has or has had supervisory responsibility, in terms of channels of distribution, types of products, gender for which the products have been designed and similarity of price range, as of his date of termination).  Nothing herein shall restrict the Executive from owning, for personal investment purposes only, less than 5% of the voting stock of any publicly held corporation or 2% of the ownership interest in any non-publicly held company, if the Executive has no other connection or relationship with the issuer of such securities.

(d)

Non-Solicitation.  The Executive agrees that during the Employment Period and for a period of 18 months following the termination thereof for any reason, he will not hire or solicit to hire, whether on his own behalf or on behalf of any other person (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the termination of the Executive’s employment with the Company.  In addition, during the Employment Period and such 18-month period thereafter, the Executive will not, directly or indirectly, encourage or induce any employee of the Company to leave the Company’s employ, except in the ordinary course of the Company’s business.

(e)

Public Comment.  The Executive, during the Employment Period and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees.  Similarly, the then current (i)

members of the Board and (ii) members of the Company’s senior management shall not make any derogatory comment concerning the Executive, and the Company shall use reasonable efforts to ensure that the former (A) members of the Board and (B) members of the Company’s senior management do not make any derogatory comment concerning the Executive.

(f)

Blue Penciling.  If any of the restrictions on competitive or other activities contained in this Section 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights and (ii) the Executive acknowledges and agrees that the restrictions will not prevent him from obtaining gainful employment subsequent to the termination of his employment.  The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

(g)

Injunctive Relief.  The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 5 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein.  These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

6.

Work for Hire.  The Executive agrees that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the business of the Company (“Proprietary Materials”) to which the Executive may have access or that the Executive may develop or conceive while employed by the Company shall be considered works made for hire for the Company and prepared within the scope of employment and shall belong exclusively to the Company.  Any Proprietary Materials developed by the Executive that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and the Executive agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.

7.

Miscellaneous.

(a)

Assignment and Successors.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.  Notwithstanding anything in the foregoing to the contrary, the Executive may not assign any of his rights or obligations under this

Agreement without first obtaining the written consent of the Company.  The Company may assign this Agreement in connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)

Survival.  The provisions of Sections 3, 4, 5, 6 and 7 shall survive the termination of this Agreement pursuant to Section 3.

(c)

Notices.  Any notices to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid as follows:

If to the Executive, addressed to the Executive at the address then shown in the Executive’s employment records

If to the Company at:

Phillips-Van Heusen Corporation
200 Madison Avenue
New York, New York  10016
Attention:  Chairman

With a copy to:

Phillips-Van Heusen Corporation
200 Madison Avenue
New York, New York  10016
Attention:  Senior Vice President, General Counsel and Secretary

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner provided above for giving notice.

(d)

Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles thereof relating to the conflict of laws.

(e)

Consent to Jurisdiction.  Any judicial proceeding brought against the Executive with respect to this Agreement may be brought in any court of competent jurisdiction in the Borough of Manhattan in the City and State of New York and, by execution and delivery of this Agreement, the Executive: (i) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection the Executive may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

(f)

Severability.  The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof; and in the event that one or more provisions contained herein shall be held to be invalid, the Agreement shall be reformed to make such provisions enforceable.

(g)

Waiver.  The Company, in its sole discretion, may waive any of the requirements imposed on the Executive by this Agreement.  The Company, however, reserves the right to deny any similar waiver in the future.  Each such waiver must be express and in writing and there will be no waiver by conduct.  Pursuit by the Company of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action.  Such remedies and actions are cumulative and not exclusive. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason or the Company’s right to terminate the Executive’s employment for Cause, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)

Indemnification.  The Executive shall be entitled to indemnification (and the advancement of expenses) in connection with a litigation or proceeding arising out of the Executive’s acting as President and Chief Operating Officer of CKI or an employee, officer or director of the Company (or, to the extent such service is requested by the Company, any of its affiliates), to the maximum extent permitted by applicable law; provided, however, that in the event that it is finally determined that the Executive is not entitled to indemnification, the Executive shall promptly return any advanced amounts to the Company.  In addition, the Executive shall be entitled to liability insurance coverage pursuant to a Company-purchased directors’ and officers’ liability insurance policy on the same basis as other directors and officers of the Company.

(i)

Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j)

Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local employment or income tax laws or similar statutes or other provisions of law then in effect.

(k)

Section 409A of the Code.  The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”). The time or schedule of a payment to which the Executive is entitled under this Agreement may be accelerated at any time that this Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in the Executive’s income as a result of the failure to comply with Section 409A.

(l)

Entire Agreement.  This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, the Existing Agreement, and any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof, excluding the Plans or the plans referred to in Section 2(c), the terms and conditions of which shall not be affected hereby.  This Agreement may be amended, supplemented or otherwise modified only by a written document executed by each of the parties hereto or their respective successors or assigns.  The Executive acknowledges that he is entering into this Agreement of his own free will and accord with no duress, and that he has read this Agreement and understands it and its legal consequences.

(m)

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

CALVIN KLEIN, INC.

By:       /s/ Mark D. Fischer

Name:  Mark D. Fischer
Title:  Vice President

  /s/  Paul Thomas Murry

Paul Thomas Murry

EXHIBIT A

RELEASE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT PAUL THOMAS MURRY (the “Releasor”), on behalf of himself and his heirs, executors, administrators and legal representatives, in consideration of the amounts paid pursuant to Section [3(b)][3(f)] of the Employment Agreement between the Releasor and CALVIN KLEIN, INC., dated as of June 14, 2007 (as the same may have been heretofore amended, the “Agreement”), hereby irrevocably, unconditionally, generally and forever releases and discharges Calvin Klein, Inc., its parent corporation, Phillips-Van Heusen Corporation, and their respective current and former affiliates (collectively, the “Company”), each of their respective current and former officers, directors, employees, agents, representatives and advisors and their respective heirs, executors, administrators, legal representatives, receivers, affiliates, beneficial owners, successors and assigns (collectively, the “Releasees”), from, and hereby waives and settles, any and all, actions, causes of action, suits, debts, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Releasor ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release arising directly or indirectly pursuant to or out of his employment with the Company or the termination of such employment (collectively, “Claims”), including, without limitation, any Claims (i) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, gender, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended, the New Jersey Law Against Discrimination, as amended, the New York State and New York City Human Rights Laws, as amended, the laws of the States of New York and New Jersey, the City of New York and Somerset County, New Jersey relating to discrimination, as amended, and any and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (ii) arising under or pursuant to any contract, express or implied, written or oral, including, without limitation, the Agreement; (iii) for wrongful dismissal or termination of employment; (iv) for tort, tortious or harassing conduct, infliction of mental or emotional distress, fraud, libel or slander; and (v) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.  This Release shall not apply to any claim that the Releasor may have for a breach of Section [3(b)] [3(f)], 5(e) or 7(h) of the Agreement or any plan or program referred to in Section 2(b) or 2(c) of the Agreement.

The Releasor agrees not to file, assert or commence any Claims against any Releasee with any federal, state or local court or any administrative or regulatory agency or body.

The Releasor represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the Releasor may have against the Releasees, or any of them, and the

A-1

Releasor agrees to indemnify and hold the Releasees, and each of them, harmless from any Claims, or other liability, demands, damages, costs, expenses and attorneys’ fees incurred by the Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the Releasor under this indemnity.

The Releasor agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any Claim released hereunder, or in any manner asserts against the Releasees, or any of them, any Claim released hereunder, then the Releasor shall pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim.

The Releasor hereby waives any right to, and agrees not to, seek reinstatement of his employment with the Company or any Releasee.  The Releasor acknowledges that the amounts to be paid to him under Section [3(b)][3(f)] of the Agreement do not include any benefit, monetary or otherwise, which the Releasor has earned or accrued, or to which he is already entitled.

The Releasor acknowledges that he was advised by the Company to consult with his attorney concerning the waivers contained in this Release, that he has consulted with counsel, and that the waivers the Releasor has made herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.  The Releasor has a period of 21 days from the date on which a copy of this Release has been delivered to him to consider whether to sign it.  In addition, in the event that the Releasor elects to sign and return to Phillips-Van Heusen Corporation a copy of this Release, the Releasor has a period of seven days (the “Revocation Period”) following the date of such return to revoke this Release, which revocation must be in writing and delivered to Phillips-Van Heusen Corporation, 200 Madison Avenue, New York, New York 10016, Attention: General Counsel, within the Revocation Period.  This Release, and the Releasor’s right to receive the amounts to be paid to him under Section [3(b)] [3(f)(ii)], shall not be effective or enforceable until the expiration of the Revocation Period without the Releasor’s exercise of his right of revocation.

This Release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by the Releasor and Phillips-Van Heusen Corporation.

This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflicts of law.

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IN WITNESS WHEREOF, the Releasor has caused this Release to be executed as of ___________________, 20__.

Paul Thomas Murry

SWORN TO AND SUBSCRIBED

BEFORE ME THIS ____ DAY OF

____________________, 20__.

Notary Public

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